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                                                                   EXHIBIT 99.1
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NGAS RESOURCES, INC.                                                    NEWS
120 Prosperous Place, Suite 201, Lexington, KY 40509                    RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Michael P. Windisch
Phone:   (859) 263-3948
Fax:     (859) 263-4228
E-mail:  ngas@ngas.com


                 NGAS ACQUIRES $27 MILLION IN APPALACHIAN ASSETS
    Acquisition Is Major Expansion for Appalachian Based Natural Gas Company


LEXINGTON, KENTUCKY, October 12, 2004. NGAS Resources, Inc. (Nasdaq: NGAS) announced today it has completed its acquisition from privately held Stone Mountain Energy Company, L.C. ("SME"). The purchase included 23.2 Bcfe of proved gas reserves from oil and gas interests covering 75,000 gross (approximately 61,875 net) acres for $27 million, or $1.16 per Mcfe. The acquisition was made by the Company's operating subsidiary, Daugherty Petroleum, Inc. ("DPI"), and included substantially all of SME's oil and gas assets in Bell, Harlan, and Leslie Counties, Kentucky, and Lee County, Virginia.

With the acquisition, the Company also expanded its gas gathering arrangements with Duke Energy Gas Services Corporation. NGAS already delivers natural gas production from its Straight Creek Field to Duke's gathering system in southeastern Kentucky. Production from the acquired acreage, currently around 2,700 Mcfe per day, will also be dedicated to Duke's system.

"This acquisition is a major part of our long-term strategic plan for continuing growth," said William S. Daugherty, President and CEO of NGAS. "The acquired acreage, along with 14,000 gross (approximately 7,600 net) acres of leases we recently acquired in Leslie and Bell Counties, Kentucky, extends our acreage position in the Appalachian Basin to over 250,000 gross (170,000 net) acres. It boosts our current net daily production to approximately 6,000 Mcfe per day from 570 wells we now operate in the region and expands our proved oil and gas reserves to approximately 61.5 Bcfe, not including 2004 reserve adjustments. The transaction also gives us greater throughput to major natural gas markets serviced through Duke's system and strengthens our competitive position in the region."

As part of the acquisition, DPI added eight SME employees to its staff and assumed certain SME obligations, including future obligations under its oil and gas leases, farm-out arrangements and operating agreements. No SME debt was assumed in the transaction. The reserve figures for the acquired properties were estimated by Wright and Company, a petroleum engineering firm located in Houston and Nashville that has compiled NGAS' reserves for the past six years.

NGAS Resources is a natural resources company focused on natural gas development drilling and reserve growth. The Company changed its name from Daugherty Resources in June 2004. Based in Lexington, Kentucky, the Company specializes in developing geological prospects concentrated in the Appalachian Basin. Information about the Company can be accessed on its website at www.ngas.com.

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This release includes forward-looking statements within the meaning of Section
21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund ongoing drilling initiatives and the ability of the company to implement its business strategy. These and other risks are described in the company's periodic reports filed with the United States Securities and Exchange Commission.